Exhibit 99.1

ATI and NLMK Sign Carbon Steel Hot-Rolling Conversion Agreement

PITTSBURGH--(BUSINESS WIRE)--October 18, 2018--Allegheny Technologies Incorporated (NYSE: ATI) announced today it has signed an agreement to provide carbon steel hot-rolling conversion services for NLMK USA at ATI’s world-class Hot-Rolling and Processing Facility, or HRPF, located in Brackenridge, PA. Slab shipments to ATI will begin immediately and increase to anticipated production levels in the first quarter of 2019. This agreement covers conversion services through December 2019.

“We are pleased to announce this agreement with an innovative partner like NLMK USA. They truly understand the value proposition provided by our HRPF and the benefits that it can bring to their end customers,” said Bob Wetherbee, ATI’s CEO-Designate and current Executive Vice President, Flat Rolled Products Group. “This agreement provides ATI with guaranteed fee-per-ton volumes and significantly increases the asset utilization at our world-class HRPF. This incremental volume benefits all HRPF-produced products. We look forward to working with NLMK on additional growth opportunities.”

“NLMK USA is pleased to enter into this agreement with ATI. It expands our ability to supply the high-quality materials that US manufacturers demand. Due to its immense power and unique capabilities, ATI’s HRPF enables us to increase the breadth of our product portfolio to better complement the products produced at our Sharon, PA and Portage, IN facilities,” stated Bob Miller, Chief Executive Officer, NLMK USA. “We were attracted to the HRPF’s capabilities and its close proximity to many of our strategic customers. ATI and NLMK were able to structure a win-win agreement that will ultimately benefit NLMK’s end customers by providing high-quality and distinctive carbon flat-rolled products at competitive prices.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

About NLMK USA

NLMK USA is one of the leading steel companies in the United States. With production sites at NLMK Indiana, NLMK Pennsylvania and Sharon Coating (NLMK Pennsylvania’s galvanizing operations), NLMK USA produces flat rolled steel that is essential to modern manufacturing. NLMK USA supplies high quality steel coils to the construction, automotive, pipe and tube, and heavy equipment industries in the United States.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.8 billion for the twelve-month period ending June 30, 2018, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. ATIMetals.com

CONTACT:
Allegheny Technologies Incorporated
Investors:
Scott A. Minder, 412-395-2720
scott.minder@atimetals.com
or
Media:
Natalie Gillespie, 412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com